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April 30, 2014

TO THE SHAREHOLDERS OF
FIRST SECURITY GROUP, INC.:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of First Security Group, Inc., which will be held at the Chattanooga Convention Center located at 1100 Carter Street, Chattanooga, Tennessee, on Wednesday, June 18, 2014 at 2:00 p.m. local time. Please read the Notice and Proxy Statement of the Annual Meeting of Shareholders accompanying this letter carefully so that you will know what you are being asked to vote on at the Annual Meeting of Shareholders and what you will need to do if you want to attend the Annual Meeting of Shareholders in person.
Your vote is extremely important. To ensure proper representation of your shares at the Annual Meeting of Shareholders, please vote as soon as possible even if you currently plan to attend the Annual Meeting of Shareholders. This will not prevent you from voting in person but will ensure that your vote will be counted in the event that you are unable to attend. The Notice and Proxy Statement of the Annual Meeting of Shareholders contain instructions on how you can vote your shares by mail, telephone or over the internet.
Just over one year ago, FSG announced the recapitalization. Since then, we have made substantial progress in restructuring the balance sheet and reducing our cost structure to achieve profitability. We will continue to execute our strategic plan to return to profitability during 2014 and create long-term shareholder value.
On behalf of the Board of Directors and all employees of the Company, thank you for your continued support as we make progress towards our goal of becoming a company our shareholders, clients and communities can be proud of. We look forward to meeting with you at our Annual Meeting of Shareholders and providing to you an update on the status of our strategic plan and our plans for the future.
If you have any questions about the Proxy Statement or our Annual Report, please call or write us.

Sincerely,

/s/ D. Michael Kramer

D. Michael Kramer
President and Chief Executive Officer

FIRST SECURITY GROUP, INC.
531 Broad Street
Chattanooga, Tennessee 37402

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 18, 2014

Notice is hereby given that the 2014 Annual Meeting of Shareholders of First Security Group, Inc. will be held at the Chattanooga Convention Center located at 1100 Carter Street, Chattanooga, Tennessee, on Wednesday, June 18, 2014, at 2:00 p.m. local time to consider and vote upon the following items of business:

1.	Election of Directors. To elect nine (9) directors to serve until the 2015 Annual Meeting of Shareholders and until their successors have been elected and qualified.

2.
Advisory Vote on Executive Compensation. Non-binding approval of the compensation of First Security’s executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

3.	Ratify Auditors. To ratify the appointment of Crowe Horwath LLP as the independent public accounting firm for First Security for the fiscal year ending December 31, 2014; and

4.	Other Business. To transact other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
The enclosed Proxy Statement explains these proposals in greater detail. We urge you to review these materials carefully.
Only shareholders of record at the close of business on April 15, 2014 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. All shareholders, whether or not they expect to attend the Annual Meeting in person, are requested to complete, date, sign and return the enclosed Proxy in the accompanying envelope.

By Order of the Board of Directors

/s/ D. Michael Kramer
D. Michael Kramer
President and Chief Executive Officer

April 30, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 18, 2014

First Security Group, Inc.'s Proxy Statement and Annual Report are available online at www.rtcoproxy.com/fsgi

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO FIRST SECURITY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS OF
FIRST SECURITY GROUP, INC.
JUNE 18, 2014

INTRODUCTION

General

This Proxy Statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at the 2014 Annual Meeting of Shareholders of First Security to be held at the Chattanooga Convention Center at 1100 Carter Street, Chattanooga, Tennessee, on Wednesday, June 18, 2014, at 2:00 p.m. local time, and at any adjournments or postponements thereof. Unless otherwise clearly specified, all references to “First Security,” the “Company,” “we,” “us” and “our” refer to First Security Group, Inc. and our subsidiary, FSGBank, National Association.
The Annual Meeting is being held to consider and vote upon the proposals summarized under “Summary of Proposals” below and described in greater detail in this Proxy Statement. Our Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement.
Our 2013 Annual Report, including financial statements for the fiscal year ended December 31, 2013, is included with this mailing. These proxy materials are first being mailed to our shareholders on or about April 30, 2014.
Our principal executive offices are located at 531 Broad Street, Chattanooga, Tennessee 37402 and our telephone number is (423) 266-2000.
Summary of Proposals
The proposals to be considered at the Annual Meeting may be summarized as follows:
Proposal One. To consider and vote upon the election of nine (9) directors to serve until the 2015 Annual Meeting of Shareholders and until their successors have been elected and qualified;
Proposal Two. To consider and vote upon a non-binding resolution approving the compensation of First Security’s executives as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission;
Proposal Three. To consider and vote upon the ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm for First Security for the fiscal year ending December 31, 2014.
Quorum and Voting Requirements
Voting Rights. Holders of record of common stock as of the Record Date, defined below, are entitled to one vote per share on each matter to be considered and voted upon at the Annual Meeting.
Quorum. In order for any proposal to be acted on at the meeting, a quorum must be present with respect to that proposal. A quorum will be present if a majority of the total votes entitled to be cast are present in person or by valid proxy. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes “for” or “against,” as well as all abstentions and broker non-votes (described below), will be counted as shares present.
Election of Directors. If a quorum exists, the nominees for the nine (9) director positions receiving a plurality of the votes cast by the holders of record will be elected as directors. This means that the nine (9) nominees receiving the greatest number of votes will be elected directors.
Other Proposals. If a quorum exists, Proposals Two (to approve a non-binding resolution approving First Security’s executive compensation) and Three (to ratify the appointment of First Security’s independent auditors) require that the number of votes cast in favor of each such proposal exceed the number of votes cast against the proposal.
Abstentions. Votes cast will include only votes cast with respect to shares present in person or represented by proxy at the meeting and entitled to vote and will exclude abstentions. Therefore, shares not present at the meeting and shares voting “abstain” have no effect on the outcome of such proposals.
Broker Non-Votes. If shareholders do not give their brokers instructions as to how to vote shares held in street name, the brokers have discretionary authority to vote those shares on “routine” matters but not on “non-routine” proposals. Therefore, brokers will need to return a proxy card without voting on these non-routine matters if shareholders do not give voting instructions with respect to these matters. This is referred to as a “broker non-vote.” The proposal with respect to the ratification of the appointment of Crowe Horwath is considered a “routine” matter for which brokers have the discretion to vote uninstructed shares on behalf of clients, and as a result, there will be no broker non-votes. The other proposals are considered

“non-routine” matters, and, as a result, there may be broker non-votes with respect to these proposals. With respect to Proposals One and Two, any broker non-votes will not be included in the total votes cast with respect to such proposals and will not affect the results.
Record Date, Solicitation and Revocability of Proxies
Our Board of Directors has fixed the close of business on April 15, 2014 as the record date (the “Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only holders of record of shares of common stock on the Record Date will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 66,635,101 shares of common stock issued and outstanding, and approximately 793 common shareholders of record.
Shares of common stock represented by properly executed Proxies, if such Proxies are received in time and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in such Proxies. If no instructions are indicated, such shares of common stock will be voted “FOR” all identified proposals and in the discretion of the proxy holder as to any other matter that may properly come before the Annual Meeting. If necessary, the proxy holder may vote in favor of a proposal to adjourn the Annual Meeting in order to permit further solicitation of proxies in the event there are not sufficient votes to approve the foregoing proposals at the time of the Annual Meeting.
A shareholder who has given a Proxy may revoke it at any time prior to its exercise at the Annual Meeting by: (i) giving written notice of revocation to our Secretary, (ii) properly submitting to us a duly executed Proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person. All written notices of revocation or other communications with respect to Proxies should be addressed as follows: First Security Group, Inc., Attn: Secretary of the Board, 531 Broad Street, Chattanooga, Tennessee 37402.
The cost of soliciting proxies for the meeting will be paid by First Security. In addition to the solicitation of shareholders of record by mail, telephone, electronic mail, facsimile or personal contact, First Security will be contacting brokers, dealers, banks, or voting trustees or their nominees who can be identified as record holders of common stock; such holders, after inquiry by First Security, will provide information concerning quantities of proxy materials needed to supply such information to beneficial owners, and First Security will reimburse them for the reasonable expense of mailing proxy materials to such persons.

PROPOSAL ONE:
ELECTION OF DIRECTORS

General

The terms of all existing directors expire at the 2014 Annual Meeting of Shareholders. The number of directors on our Board of Directors is currently nine (9); all of these directors will be renominated.
First Security believes that its Board of Directors as a whole should encompass a range of talent, skill and expertise enabling it to provide sound guidance with respect to First Security’s operations and interests. In addition to considering a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our business. First Security’s nominating committee seeks directors with strong reputations and experience in areas relevant to the strategy and operations of First Security’s business. Each director identified below holds or has held senior executive positions in relevant organizations and has operating experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, corporate governance, risk management, and leadership development. Our nominating committee further believes that each of the directors has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; and the commitment to devote significant time and energy to service on the Board.
The following nominees have been nominated by First Security’s Board of Directors for election by the holders of common stock to serve a one-year term of office expiring at the 2015 Annual Meeting of Shareholders and until their successors have been elected and qualified. Although all nominees are expected to serve if elected, if any nominee is unable to serve, the persons voting the Proxies will vote for the remaining nominees and for such replacements, if any, as may be nominated by our Board of Directors. Proxies cannot be voted by a holder of common stock for a greater number of persons than the number of nominees for election by the holders of common stock specified herein (9 persons). Cumulative voting is not permitted.
The following table shows for each director nominee: (1) his or her name; (2) his or her age at December 31, 2013; (3) how long he or she has been one of our directors; (4) his or her position(s) with us, other than as a director; (5) his or her principal occupation and business experience for the past five years; and (6) a brief discussion of the specific experience, qualifications, attributes or skills that the Board believes qualifies each director nominee for service on First Security’s Board. Except as otherwise indicated, each director nominee has been engaged in his or her present principal occupation for more than five years. Each of the director nominees is currently a director of First Security and FSGBank.

Name (Age)	Director Since	Position with First Security and Business Experience
Henchy R. Enden (41)	2013
Equity Analyst for MFP Investors LLC, an investment management company based in New York, NY, since May 2004. Ms. Enden also served as director on West Coast Bancorp and West Coast Bank, a $2.4 billion community bank in Lake Oswego, Oregon from January 2012 until April 2013 when West Coast was purchased by Columbia Banking System, Inc. We believe Ms. Enden’s experience as an analyst as well as prior service on a bank board well qualify her to serve on our Board of Directors.

William F. Grant, III (65)	2012
Founding Director and Chair of the Audit Committee for Square 1 Bank and Square 1 Financial, Inc. since July 2005. Retired from the Office of the Comptroller of the Currency, a division of the Treasury, in 2000 with 27 years of service in various positions, including National Bank Examiner, Director of Staffing and National Recruitment and Director for Banking Relations. We believe that Mr. Grant’s extensive regulatory and banking experience well qualifies him to serve on our Board of Directors.

William C. Hall (62)	2010
Owner and Manager of Town and Country Restaurant (restaurant / hospitality, Chattanooga, TN) from 1976 to 2005; Managing Partner of T&C Holdings, GP (real estate investment), 2005 to present. We believe Mr. Hall’s experience as a small business owner in Chattanooga, one of our primary market areas, well qualifies him to serve on our Board of Directors.

Name (Age)	Director Since	Position with First Security and Business Experience
Adam G. Hurwich (52)	2013
Portfolio Manager for Ulysses Management, LLC since January 2010; Portfolio Manager for Ulysses Funds from May 2009 to January 2010; Managing Member of Calcine Management LLC from January 2005 to March 2009. Mr. Hurwich also serves as a member of the Financial Accounting Standards Advisory Council, an advisory committee for the Financial Accounting Standards Board. We believe Mr. Hurwich's financial background and experience well qualifies him to serve on our Board of Directors.

Carol H. Jackson (74)	2002
Retired as Vice President of Baker Street Rentals (property management, Knoxville, TN) in 2006 after serving in this role since 1991. Ms. Jackson has 17 years of property management experience and has served on various bank boards continuously over the last 21 years. We believe Ms. Jackson’s experience in property management and her long service on the boards of financial institutions well qualifies her to serve on our Board of Directors.

Kelly P. Kirkland (55)	2011
Retired as a partner with Leitner, Williams, Dooley & Napolitan, PLLC, following 27 and a half years of practice in December 2010. Ms. Kirkland maintains membership with the State Bars of Florida, Georgia and Tennessee, and is a member of the Chattanooga Bar Association. We believe that Ms. Kirkland’s varied legal practice, which included the representation of numerous complex public companies, well qualifies her to serve on our Board of Directors.

D. Michael Kramer (55)	2011
Chief Executive Officer and President of First Security since December 2011; Chief Executive Officer of FSGBank since December 2011; Managing Director of Ridley Capital Group from May 2010 to December 2011; Director, Chief Executive Officer and President of Ohio Legacy Corporation from January, 2006 to February, 2010; Chief Operating Officer and Chief Technology Officer, of Integra Bank Corporation from 1999 to 2004. We believe that Mr. Kramer’s more than 20 years of executive leadership in financial organizations, including his service as First Security’s Chief Executive Officer, well qualifies him to serve on our Board of Directors.

Robert R. Lane (65)	2012
Faculty Advisor for the Fisher College of Business at the Ohio State University since September 2011; Chief Executive Officer of Lane Leadership Group, LLC since August 2008; President of the Central Ohio District of KeyBank, N.A. from January 2008 to August 2010; Director for Crowe Horwath and Company, LLP from July 1997 to December 2006; Chairman and Chief Executive Officer of First Union National Bank of Tennessee from July 1987 to March 1993. We believe that Mr. Lane’s more than 40 years of banking and financial service consulting experience well qualifies him to serve on our Board of Directors.

Larry D. Mauldin (68)	2012
Retired as Chairman, President and Chief Executive Officer of SunTrust Bank, East Tennessee, in 2007 after serving in this role since 2002; Owner and manager of Mauldin Properties, LLC since 1996; Chairman of the Board of Covenant Health, a Tennessee public benefit nonprofit corporation (hospital health care system), since 2008; and Chairman of the Board, Project GRAD Knoxville, Inc., a Tennessee public benefit nonprofit corporation, since 2004. We believe Mr. Mauldin's 40 years of banking experience, including executive roles, well qualifies him to serve on our Board of Directors.

On February 25, 2013, the Company entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with certain institutional investors who agreed to purchase approximately $91.1 million of First Security's common stock (the "Recapitalization"). The Stock Purchase Agreement provides that two of the investors in the Recapitalization, MFP Partners, L.P. and Ulysses Partners, L.P., each have the right to designate one director to serve on the Boards of both First Security and FSGBank, subject to regulatory non-objection, as applicable. The Company has agreed to nominate the designated directors so long as the respective institutions retain ownership of at least 50% of their acquired shares. MFP Partners, L.P. has designated Ms. Enden and Ulysses Partners, L.P. has designated Mr. Hurwich.

Vote Required to Approve Proposal

Each outstanding share of common stock is entitled to vote for the nine (9) director positions. The election of such directors requires approval by a plurality of the votes cast by the holders of shares of common stock entitled to vote with respect to that proposal. This means that those nine (9) nominees for directors receiving the greatest number of votes will be elected directors, subject to any necessary regulatory non-objections.

FIRST SECURITY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF ALL NINE (9) NOMINEES LISTED ABOVE.

Director Independence

The Board of Directors has determined that the following current directors and director nominees are independent pursuant to the independence standards of the NASDAQ Stock Market:

•Henchy R. Enden
•William F. Grant, III
•William C. Hall
•Adam G. Hurwich
•Carol H. Jackson
•Kelly P. Kirkland
•Robert R. Lane
•Larry D. Mauldin
The Board considered any transaction, relationship or arrangement between First Security and the directors named above (and his or her family) and concluded each of these directors could exercise independent judgment in carrying out his or her responsibilities.
Board Leadership Structure and Role in Risk Oversight
First Security does not have a formal policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interests of First Security to make that determination from time to time based on the position and direction of First Security and the membership of the Board. On April 16, 2012, First Security appointed Larry D. Mauldin as Director and Chairman of the Board. Based on the current membership and executive banking experience on the Board, the Board believes that this separation of the CEO and Chairman roles is in the best interest of First Security and its shareholders. At this time, the Board believes that separating the roles of Chief Executive Officer and Chairman of the Board will provide the most effective leadership structure for First Security by allowing the Chief Executive Officer to focus on the Company’s strategic direction and day-to-day operations, while the Chairman leads the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board notes that such independent oversight is already an important feature of First Security’s overall corporate governance, as Mr. Kramer is the only management director on First Security’s Board of Directors.
Management is responsible for assessing and managing risk, subject to oversight by the Board. The Board executes its oversight responsibility for risk assessment and risk management directly and through its committees, as described below. The Board outlines our risk principles and management framework and it sets high level strategy and risk tolerances, including the creations of internal controls and safeguards relating to credit, interest rate, operational, transaction, legal, and reputation risks.
The Board of Directors has created several standing and ad hoc committees to provide regular oversight of various aspects of First Security’s risk and the members of our management team responsible for that segment of First Security’s operations. The Board believes that the overlapping oversight responsibilities of the committees provides a more thorough and consistent review of our risk profile. Our Audit and Enterprise Risk Management Committee reviews First Security’s accounting functions, internal audit and loan review functions, as well as providing overall enterprise risk management review. Our Asset/Liability Committee reviews treasury and liquidity management and First Security’s interest rate risk. The Loan Committee reviews First Security’s credit administration function, including our special assets department, while our Trust Committee focuses on our Trust Management department. The Compensation Committee reviews our executive management and their ongoing operation of First Security, as well as the risks associated with our compensation policies and programs. Our Corporate Governance and Nominating Committee reviews First Security’s corporate governance and board composition. Finally, the Compliance Committee provided direct oversight of First Security’s regulatory compliance and was tasked with overseeing management’s implementation of changes designed to improve the condition and profitability of First Security. On March 19, 2014, the Compliance Committee was dissolved as a result of the termination of the Consent Order between FSGBank and the Office of the Comptroller of the Currency.
Board Meetings and Committees
Our Board of Directors held 12 regularly scheduled meetings during 2013 as well as numerous specially called and teleconference meetings associated with the Recapitalization. All incumbent directors attended at least 75% of the total number of meetings of the Board of Directors and the Board committees on which they served. Although we do not have a formal policy regarding our board members’ attendance at the Annual Meeting of Shareholders, board members are encouraged to attend shareholder meetings. All but one of our directors in office at the time attended the 2013 Annual Meeting of Shareholders.
The Board of Directors currently maintains six committees: the Asset/Liability Committee, the Trust Committee, the Loan Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, and the Audit and Enterprise Risk Management Committee. Each committee also serves the same functions for FSGBank. The current committees and memberships are as follows:

	Kramer	Mauldin	Enden	Grant	Hall	Hurwich	Jackson	Kirkland	Lane
Asset/Liability	X	X	X			X	X		Chair
Trust					X		Chair	X
Loan	X	Chair			X	X			X
Compensation		X	X	X	X		Chair
Corporate Governance and Nominating		Chair		X	X		X
Audit and Enterprise Risk Management		X	X	Chair		X		X	X
Audit Committee. First Security’s audit committee matters are handled by the Audit and Enterprise Risk Management Committee, which is currently comprised of William F. Grant, III (Chair), Henchy R. Enden, Adam G. Hurwich, Kelly P. Kirkland, Larry D. Mauldin and Robert R. Lane. All members of the Audit and Enterprise Risk Management Committee are independent directors. In addition to being independent directors, each member of the Audit and Enterprise Risk Management Committee meets the heightened independence standards required of audit committee members by NASDAQ Listing Rule 5605(c)(2). The Board of Directors has determined that Mr. Grant meets the criteria specified under applicable SEC regulations for an “audit committee financial expert.” In addition, the Board believes that all of the Audit and Enterprise Risk Management Committee members have the financial knowledge, business experience and independent judgment necessary for service on the Audit and Enterprise Risk Management Committee. The Audit and Enterprise Risk Management Committee held six meetings during 2013.
The Audit and Enterprise Risk Management Committee has the responsibility of reviewing financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, overseeing the audit of our fiduciary activities and determining that all audits and examinations required by law are performed. Our Board of Directors has adopted a written charter for the Audit and Enterprise Risk Management Committee, a copy of which is available on our website, www.FSGBank.com. Our Board of Directors annually reviews and approves changes to the Audit and Enterprise Risk Management Committee charter. Under the charter, the committee has the authority and is empowered to:

•	appoint, approve compensation and oversee the work of the independent auditor;

•	resolve disagreements between management and the auditors regarding financial reporting;

•	pre-approve all auditing and appropriate non-auditing services performed by the independent auditor;

•	retain independent counsel and accountants to assist the committee;

•	seek information it requires from employees or external parties; and

•	meet with our officers, independent auditors or outside counsel as necessary.
The Audit and Enterprise Risk Management Committee Report is found in the “Audit Committee Matters” section beginning on page 23 of this Proxy Statement.
Nominating Committee. First Security's nominating committee matters are handled by the Corporate Governance and Nominating Committee, which is currently comprised of Larry D. Mauldin (Chair), William F. Grant, III, William C. Hall, and Carol H. Jackson. All members of the Corporate Governance and Nominating Committee are independent directors. The Corporate Governance and Nominating Committee held four meetings during 2013. The Corporate Governance and Nominating Committee is responsible for the identification of individuals qualified to become members of the Board, and for either the selection of, or recommendation to our Board of Directors for, the director nominees for the next annual shareholders meeting. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee, a copy of which is available on our website, www.FSGBank.com.
The Corporate Governance and Nominating Committee has not adopted a formal policy or process for identifying or evaluating director nominees, but it informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, customers and shareholders of First Security, and professionals in the financial services industry and in other economic sectors when considering prospective directors. Once the committee has generated potential nominees, it then considers the potential nominee’s business experience; knowledge of First Security and the financial services industry; experience in serving as a director of First Security or another financial institution or public company generally; wisdom, integrity and analytical ability; familiarity with and participation in the communities served by First Security; commitment to and availability for service as a director.
Although the Corporate Governance and Nominating Committee does not have a policy with regard to the consideration of diversity in identifying director nominees, the committee does consider all aspects of diversity in identifying well-qualified director nominees. The Corporate Governance and Nominating Committee strives to nominate individuals with a variety of complementary skills so that, as a group, the Board of Directors will possess the appropriate talent, skills, and expertise to oversee First Security’s business. In particular, the Corporate Governance and Nominating Committee attempts to identify well-qualified directors who are representative of First Security’s market area and customers.
In accordance with our bylaws and subject to applicable laws and regulations promulgated by the SEC, a shareholder may nominate persons for election as directors. If the officer presiding at the Annual Meeting determines that a nomination was not made in accordance with the bylaws, the nomination may be disregarded. The bylaws require written notice to the Corporate Secretary of First Security of the nomination be received at our principal executive offices at least 60 days prior to the date of the Annual Meeting, assuming the meeting will be held the same date as the prior year’s Annual Meeting, or at least 60 days prior to the date of the Annual Meeting for that year provided that we have publicly announced the Annual Meeting date at least 75 days in advance. The notice must set forth:

(1)	the name, age, business address and residence address of all individuals nominated;

(2)	the principal occupation or employment of all individuals nominated;

(3)	the class and number of shares of First Security that are beneficially owned by all individuals nominated;

(4)
any other information relating to all individuals nominated that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the SEC’s rules and regulations thereunder and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of First Security are traded;

(5)	the name and record address of the nominating shareholder; and

(6)	the class and number of shares of First Security which are beneficially owned by the nominating shareholder.
The Corporation has not paid a fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominees.
Compensation Committee. First Security's compensation committee matters are handled by the Compensation Committee. As of December 31, 2013, the members of First Security’s Compensation Committee were Carol H. Jackson (Chair), Henchy R. Enden, William F. Grant, III, William C. Hall, and Larry D. Mauldin, each of whom were “independent” within the meaning of the NASDAQ listing standards, a “nonemployee director” within the meaning of Rule 16b-3 of the Exchange Act, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”).
The Compensation Committee’s primary responsibilities are to: (1) determine the compensation payable to executive officers; (2) evaluate the performance of the Chief Executive Officer and the relationship between performance and First Security’s compensation policies for the Chief Executive Officer and other executive officers; (3) issue reports in accordance with SEC rules regarding compensation policies; and (4) approve and administer stock-based, profit-sharing and incentive compensation plans. In addition, the Compensation Committee is responsible for preparing the Compensation Committee Report for inclusion in the annual proxy statement. The Charter of the Compensation Committee is available on our website, www.FSGBank.com.
The Committee held three meetings during 2013. Activities included benchmarking each element of compensation for the Named Executive Officers, developing and enhancing incentive plans, and determining recommended incentive awards and salary increases based on performance.
The Compensation Committee Report is found following the Compensation Discussion and Analysis in the “Executive Compensation” section of this Proxy Statement.

Director Compensation
2013 Director Compensation Table
The following table shows the total fees paid to or earned by each of our non-employee directors for their service on the Board of Directors during 2013.

Name	Fees Earned or Paid in Cash		Stock Awards	Option Awards		Non-Equity Incentive Plan Compensation	All Other Compensation (4)	Total
(a)	($) (b)		($) (c)	($) (d)		($) (e)	($) (g)	($) (h)
Henchy R. Enden	$24,567		$—	$5,400	(1)	$—	$—	$29,967
William F. Grant, III	47,775		—	5,400	(1)	—	—	53,175
William C. Hall	47,325		—	5,400	(1)	—	—	52,725
Adam G. Hurwich	27,079		—	5,400	(1)	—	—	32,479
Carol H. Jackson	51,675		—	5,400	(1)	—	—	57,075
Robert P. Keller	18,958	(2)	—	—		—	—	18,956
Ralph L. Kendall	10,125	(3)	—	—		—	—	10,122
Kelly P. Kirkland	42,563		—	5,400	(1)	—	—	47,963
Robert R. Lane	50,213		—	5,400	(1)	—	—	55,613
Larry D. Mauldin	71,175		—	5,400	(1)	—	—	76,575
__________

(1)
Represents the grant date fair value of the stock option award computed in accordance with FASB ASC Topic 718, using the methods and assumptions described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. The Committee granted each non-employee Director a stock option award for 5,000 shares at a fair value of $1.08 per share. The following assumptions were used in the Black-Scholes methodology for the 2013 awards: expected volatility 44.09%, risk-free rate 2.00%, expected life of 6.5 years and expected dividend yield of 0.00%.

(2)	Mr. Keller resigned from the Board of Directors on May 13, 2013.

(3)	Mr. Kendall resigned from the Board of Directors on March 19, 2013.

(4)	The aggregate value of all perquisites received by each Director was less than $10,000.
Cash Compensation
Each non-employee Director is entitled to a $19,500 annual retainer fee. The Chairman of the Board receives an additional $10,000 annual retainer, unless the Chairman is an inside director. The Chairs of each of the Audit and Enterprise Risk Management, Compliance, and Compensation Committees shall receive an additional annual retainer of $5,000, unless the Chair is an inside director. The Chairs of each Asset/Liability, Loan, Corporate Governance and Nominating, and Trust Committees shall receive an additional annual retainer of $3,000, unless the Chair is an inside director. Each non-employee Director earns $1,000 for all scheduled Board meetings and a $500 fee for scheduled committee meetings. The total fees are determined for each non-employee Director and equal payments are made monthly. The fees are pro-rated for Directors who join or depart the Board during the year. In October 2013, the Directors voluntarily requested a 10% reduction for all fees earned on a prospective basis.
Equity Compensation
Non-employee Directors are eligible for an annual grant of 5,000 stock options (or a pro-rated portion for directors that commence service during the year). For 2013, the Directors were granted a stock option award for 5,000 shares at a fair value of $1.08 per share pursuant to the 2012 Long Term Incentive Plan.

EXECUTIVE OFFICERS

Executive officers are appointed annually at the meetings of the respective Boards of Directors of First Security and FSGBank following the Annual Meetings of Shareholders, to serve until the next Annual Meeting and until their successors or additional executive officers are chosen and qualified. The following table shows for each executive officer: (1) his or her name; (2) his or her age at December 31, 2013; (3) how long he or she has been an officer of First Security; (4) his or her position with First Security; and (5) his or her principal occupation and business experience for the past five years.

Name (Age)	Officer Since	Position with First Security and Business Experience
Denise M. Cobb (39)	2010
Executive Vice President and Chief Technology and Operations Officer since May 2013; Executive Vice President and Chief Administrative Officer of First Security and FSGBank from February 2012 to May 2013; Executive Vice President and Chief Risk Officer of First Security and FSGBank from May 2010 to February 2012; Senior Vice President and Chief Risk Officer of First Security and FSGBank from May 2009 to May 2010; Vice President, Director of Internal Audit for First Security and FSGBank from October 2007 to May 2009; Vice President, Project Manager of First Security and FSGBank from August 2006 to October 2007; and Vice President, Corporate Controller and Principal Accounting Officer of First Security and FSGBank from February 2005 to August 2006.

John R. Haddock (35)	2011
Executive Vice President, Chief Financial Officer, and Secretary of the Board of First Security and FSGBank since February 2011; Corporate Controller of First Security and FSGBank from 2006 to February 2011.

D. Michael Kramer (55)	2011
Chief Executive Officer and President of First Security since December 2011; Chief Executive Officer of FSGBank since December 2011; Managing Director of Ridley Capital Group from May 2010 to December 2011; Director, Chief Executive Officer and President of Ohio Legacy Corporation from January, 2006 to February, 2010; Chief Operating Officer and Chief Technology Officer, of Integra Bank Corporation from 1999 to 2004.

Christopher G. Tietz (51)	2012
Executive Vice President and Chief Credit Officer of FSGBank since February 2012. Executive Vice President and Chief Credit Officer of First Place Bank from May 2011 to February 2012. Chief Credit Officer of Monroe Bank from 2005 to April 2011.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes First Security’s compensation philosophy and policies for 2013 that applied to First Security’s Named Executive Officers: D. Michael Kramer; John R. Haddock; Denise M. Cobb; and Christopher G. Tietz. It explains the structure and rationale associated with each material element of each Named Executive Officer’s total compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following this discussion and analysis.
The following discussion and analysis contains statements regarding future performance targets and goals. These targets and goals are disclosed in the limited context of First Security’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. First Security specifically cautions investors not to apply these statements to other contexts.
Compensation Philosophy and Objectives
First Security believes that its compensation policies and procedures, which are reviewed and recommended by the Compensation Committee and approved by the Board of Directors, encourage a culture of pay for performance and are structured to align the interests of our executive officers with the long-term interests of shareholders. First Security’s compensation framework encourages the achievement of strategic objectives and creation of shareholder value, recognizes and rewards individual initiative and achievements, maintains an appropriate balance between base salary and annual and long-term incentive opportunity, and allows First Security to compete for, retain, and motivate talented executives that are important to our success.
The Board uses various methods and analyses in setting the compensation for the Named Executive Officers. In making compensation decisions for First Security’s Named Executive Officers for 2013, the Compensation Committee and the Board of Directors considered, among other factors, factors such as First Security’s financial performance, non-financial measures and other factors reflective of the management of its business; the continuing challenging market conditions affecting community banks, and the economy generally; and the individual performance of such Named Executive Officers. Consistent with the objective of aligning the compensation of First Security’s executive officers with the annual and long-term performance of First Security and the interests of First Security’s shareholders, such factors were reflected in the compensation of First Security’s Named Executive Officers for 2013.
First Security’s Compensation Committee, composed entirely of independent directors, sets and administers the policies that govern First Security’s executive compensation programs, and various incentive and equity award programs. The outcomes of all decisions made by the Compensation Committee relating to the compensation of the Named Executive Officers are shared with the full Board.
First Security seeks to target executive compensation at levels consistent with others in the banking industry. In general, for senior management positions of First Security, including the Named Executive Officers, First Security seeks to pay base salaries that target the market median and above of other banks of similar size and geographic location, and to pay, if appropriate, competitive bonuses and long-term incentives to motivate and retain our executives.
Compensation Risk Management
On an annual basis, or more frequently if necessary, the Compensation Committee assesses First Security's compensation design, policies and practices to determine whether any risk arising from its compensation design, policies or practices are reasonably likely to have a material adverse effect on First Security. The Compensation Committee has determined that our compensation policies and practices do not create such risks. In making that determination, the Compensation Committee considered various features of First Security's compensation plans that discourage excessive risk taking, including, but not limited to the following:

•	the inclusion of asset quality thresholds that, if not met, significantly reduce or eliminate payouts under the lender incentive program;

•	the inclusion of caps for maximum payouts under applicable incentive plans;

•	claw-back features within certain incentive plans; and

•	encouragement of stock ownership by the Named Executive Officers.
Troubled Asset Relief Program Capital Purchase Program
On January 9, 2009, First Security completed a transaction with the United States Treasury under the Troubled Asset Relief Program Capital Purchase Program (“TARP CPP”). Under the TARP CPP, First Security sold 33,000 shares of its Series A Cumulative Perpetual Preferred Stock, which bore an initial dividend rate of 5% increasing to 9% after five years, to the Treasury in exchange for an investment of $33 million. In addition, the Treasury received a warrant for the purchase of 823,627 shares of First Security’s common stock.
In connection with First Security’s participation in the TARP CPP, First Security was required to comply with certain limitations regarding the compensation of its executive officers. In connection with First Security’s participation in the TARP CPP, each of our Named Executive Officers entered into a side letter agreement with First Security that set forth the executives’ acknowledgment and agreement that certain amounts otherwise payable to the executive under contractual arrangements were limited by the TARP CPP executive compensation limits, for so long as the Treasury holds an investment in First Security.
On April 11, 2013, as part of the Recapitalization, Treasury exchanged the Series A Preferred Stock and the Warrant for shares of our common stock. Following the Recapitalization, Treasury holds no investment in First Security and, as a result, the above restrictions are no longer in effect.
Compensation-Related Governance and Role of the Compensation Committee
Compensation Committee Charter and Members. The Compensation Committee’s primary responsibilities are to: (1) determine the compensation payable to executive officers; (2) evaluate the performance of the Chief Executive Officer and the relationship between performance and First Security’s compensation policies for the Chief Executive Officer and other executive officers; (3) issue reports in accordance with SEC rules regarding compensation policies; and (4) approve and administer stock-based, profit-sharing and incentive compensation plans. In addition, the Compensation Committee is responsible for preparing the Compensation Committee Report for inclusion in the annual proxy statement. The charter of the Compensation Committee is available on our website, www.FSGBank.com.
As of December 31, 2013, the members of First Security’s Committee were Carol H. Jackson (Chair), William F. Grant, III, William C. Hall, Kelly P. Kirkland, and Larry D. Mauldin, each of whom was “independent” within the meaning of NASDAQ listing standards, was a “nonemployee director” within the meaning of Rule 16b-3 of the Exchange Act, and was an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986.

Compensation Committee Activity. The Committee held three meetings during 2013. Activities included benchmarking each element of compensation for the Named Executive Officers, developing and enhancing incentive plans, and determining recommended incentive awards and salary increases based on performance.
Interaction with Consultants. Historically, the Compensation Committee has retained the services of nationally recognized consulting firms to assist First Security in benchmarking compensation for the Named Executive Officers. In light of economic circumstances and the restrictions on executive compensation related to First Security’s participation in the TARP CPP, the Compensation Committee decided not to hire a consultant during 2012 or 2013 to review overall compensation levels. However, in 2011 and 2012, the Compensation Committee directly engaged McLagan to assist in the development of a compensation package for certain Named Executive Officers as well as certain incentive compensation programs.
Role of Executives in Compensation Committee Deliberations. The Compensation Committee frequently requests the Chief Executive and Financial Officers to be present at Compensation Committee meetings to discuss executive compensation and evaluate company and individual performance. Occasionally, other executives may attend a Compensation Committee meeting to provide pertinent financial or legal information. Executives in attendance may provide their insights and suggestions, but only the independent Compensation Committee members may vote on decisions regarding changes in executive compensation.
The Chief Executive Officer does not provide the recommendations for changes in his own compensation. The Compensation Committee discusses the Chief Executive Officer’s compensation with him, but final deliberations and all votes regarding his compensation are made without the Chief Executive Officer present.
Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee is a current or former officer or employee of First Security or its subsidiaries. None of our executive officers has served on the board of directors or the compensation committee of any other entity that has an executive officer serving on First Security’s Board of Directors or on the Compensation Committee of First Security’s Board of Directors.
Compensation Framework
Summary of Pay Components. First Security uses the pay components identified below to balance the various objectives identified by the Committee. First Security’s compensation framework encourages the achievement of strategic objectives and creation of shareholder value, recognizes and rewards individual initiative and achievements, maintains an appropriate balance between base salary and annual and long-term incentive opportunity, and allows First Security to compete for, retain, and motivate talented executives that are important to our success.
Base Salaries. The below table provides base salaries for our Named Executive Officers, as well as the percentage change from 2012.

	2012 to 2013 Base Salary Adjustments
Named Executive Officer	2012 Base Salary (1)		2013 Base Salary	Percent Change
D. Michael Kramer	325,000		325,000	—%
Denise M. Cobb	176,713		180,245	2.0%
John R. Haddock	194,750		199,619	2.5%
Christopher G. Tietz	235,000	(2)	239,700	2.0%
__________

(1)
During 2012, First Security converted its payroll cycles from current to two-weeks in arrears. Accordingly, the 2012 salary shown in the summary compensation table below is based on actual paid compensation, which totaled only 50 weeks in 2012. The amounts shown above are the base salaries for the Named Executive Officers.

(2)	The hire date for Mr. Tietz was February 9, 2012. The 2012 amount shown is the annualized base salary.
Annual Cash Bonuses. First Security has historically used annual bonus payments to focus attention on current strategic priorities and to drive achievement of short-term corporate objectives. All officers and employees, excluding part-time employees and employees on a commission pay structure, are eligible to receive cash bonuses, at the discretion of the Committee. Generally, the Committee determines whether to pay annual cash bonuses to eligible employees at the end of each year, and has historically focused primarily on company-wide performance rather that the performance of specific individuals or units within First Security.
In establishing the size of the bonus payments, the Committee has historically considered the employees base salary as a factor, but not the sole determinant, in setting the bonus payment amount. Specifically, the Committee anticipates establishing “threshold,” “target” and “maximum” levels of bonus for each of the Named Executive Officers for 2014, although the

Committee retains complete discretion to determine what level of bonus payment, if any, is appropriate and to deviate from these levels. The “threshold” level of bonus is intended to provide generally the minimum level of bonus that the Committee believes would be appropriate in the event the Committee determines to pay a bonus. Although this level of performance is not quantifiable (as no specific targets or goals are established), this is best thought of as First Security achieving “mere satisfactory” performance in the eyes of the Committee.
The “target” level of bonus indicates the Committee’s intended level of bonus if the Committee determines that the Company and the Named Executive Officer, have achieved beyond expectations. In the eyes of the Committee, it is intended to reward the executive for going above and beyond in the achievement of strong results for First Security. The “maximum” level of bonus is intended to provide generally the maximum level of bonus that the Committee believes would be appropriate in the event that First Security “hits a home run.” This level is intended to be difficult to reach, but also indicates a clear maximum to the executives to discourage the executives from taking unnecessary risks. The Committee believes these prospective levels of bonus payments are consistent with First Security’s overall compensation philosophy presented earlier.
During 2013, Committee determined that discretionary cash bonuses were appropriate as a result of returning First Security to satisfactory levels of capital and asset quality. The cash bonuses paid were as follows: Mr. Kramer - $175,250; Ms. Cobb - $30,250; Mr. Haddock - $150,250; and Mr. Tietz - $150,250.
For 2014, the Committee intends to continue to look at a broad range of factors in determining whether to approve bonus payments, including asset quality, capital ratios, core deposit levels, efficiency ratio, earnings per diluted share, liquidity and net interest margin. In addition, the Committee retains the complete discretion to review economic, market and competitive factors during the year, and, based on such review, to make adjustments to factors considered. No specific goals, targets or objectives have been set by the Committee or communicated to employees.
Long-Term Incentives. First Security uses long-term incentives to encourage its Named Executive Officers to focus on critical long-range objectives, to foster retention and to align the Named Executive Officers’ interests with the long-term interests of our other shareholders. First Security’s 2012 Long-Term Incentive Plan authorizes the granting of stock options (incentive stock options or non-qualified stock options), stock appreciation rights, cash performance awards, and restricted stock and other stock-based awards. First Security’s 2002 Long-Term Incentive Plan authorizes the granting of stock options (incentive stock options or non-qualified stock options), stock appreciation rights, and restricted stock.
In 2013, the Compensation Committee approved equity compensation in the form of restricted stock and stock options for certain of the Company’s directors and executive officers in connection with individual performance and progress towards key strategic initiatives. For 2014, the Committee intends to continue to look at a broad range of factors, including progress toward key strategic initiatives, in determining whether to grant additional long-term incentives.
401(k) and Employee Stock Ownership Plan. First Security sponsors the First Security Group 401(k) and Employee Stock Ownership Plan (the “401(k) and ESOP Plan”) pursuant to which First Security makes matching contributions. The purpose of the plan is to provide participating employees with an opportunity to obtain beneficial interests in the stock of First Security and to accumulate capital for their future economic security. The 401(k) and ESOP Plan owned shares of common stock and allocated the shares for the company-matching element of the 401(k) through September 30, 2012. The company-matching element of the 401(k) for the quarter ended December 31, 2012 consisted of all remaining shares of First Security stock and cash. During 2013, the company-matching election was cash.
First Security makes matching contributions of at least 100% of each participant’s 401(k) contributions up to one percent (1%) of compensation. The 401(k) and ESOP Plan provides for 100% vesting of all accounts.
Other Compensation. The Named Executive Officers participate in First Security’s broad-based employee benefit plans, such as medical, dental, disability and term life insurance programs.
For each of the Named Executive Officers, First Security also provides certain perquisites that the Committee believes are commensurate with the services provided by that Named Executive Officer to First Security. The perquisites provided by First Security to one or more of its Named Executive Officers include: business and personal use of a company car for transportation for the executive, his or her customers, employees and directors; social and civic club dues for networking and entertaining; and business and personal use of a cell phone for accessibility to the executive.
Review of Prior Amounts Granted and Realized
Our goal is to motivate and reward executives to enhance franchise value and to align interests with the long-term interests of the shareholders. The Committee does not currently consider gains on prior stock compensation as a factor in determining salary or bonuses, but does consider the impact of existing long-term incentives when analyzing whether further grants are appropriate.

Certain Limitations on Senior Executive Compensation
In June of 2010, federal banking regulators issued guidance designed to help ensure that incentive compensation policies at banking organizations do not encourage excessive risk-taking or undermine the safety and soundness of the organization. In connection with this guidance, the regulatory agencies announced that they will review incentive compensation arrangements as part of the regular, risk-focused supervisory process.
Regulatory authorities may also take enforcement action against a banking organization if its incentive compensation arrangement or related risk management, control, or governance processes pose a risk to the safety and soundness of the organization and the organization is not taking prompt and effective measures to correct the deficiencies. To ensure that incentive compensation arrangements do not undermine safety and soundness at insured depository institutions, the incentive compensation guidance sets forth the following key principles:

•
incentive compensation arrangements should provide employees incentives that appropriately balance risk and financial results in a manner that does not encourage employees to expose the organization to imprudent risk;

•	incentive compensation arrangements should be compatible with effective controls and risk management; and

•	incentive compensation arrangements should be supported by strong corporate governance, including active and effective oversight by the Board of Directors.
Adjustment or Recovery of Awards
Under Section 304 of the Sarbanes-Oxley Act, if First Security is required to restate its financials due to noncompliance with any financial reporting requirements as a result of misconduct, our Chief Executive Officer and Chief Financial Officer must reimburse First Security for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of First Security common stock during those 12 months.
Timing of Equity Grants
First Security does not have a formal written policy guiding the timing of equity grants. All equity grants were made after formal Compensation Committee approval. First Security has reviewed its equity grant practices and has confirmed that all past equity grants have been consistent with SEC guidelines.
Employment Agreements
First Security entered into separate employment agreements with certain of of the Named Executive Officers, and the material terms of those agreements are described below.
Employment Agreement with Mr. Kramer. On April 15, 2014, First Security and FSGBank entered into an Employment Agreement with Mr. Kramer. The initial term is 36 months and automatically renews for a 12 month term if nether party has given notice of intent not to renew. The agreement sets forth a base salary of $325,000, which is reviewed for adjustment at least annually. Mr. Kramer is also eligible to receive annual incentive compensation pursuant to the Company and the Bank's incentive compensation plans. Mr. Kramer is provided an automobile for personal and business use or an automobile allowance, at the discretion of the Compensation Committee. Mr. Kramer is also eligible to receive business and professional education expenses and certain other benefit programs open to other employees. Clawbacks are provided under certain circumstances. The agreement provides for severance in the amount of 12 months of the then current base salary in the event Mr. Kramer is terminated without cause or resigns for good reason if the termination occurs prior to a change in control or more than 24 months after a change in control. The agreement provides for liquidated damages in the amount of 2.25 times the sum of Mr. Kramer's then base salary plus the lesser of 30% of the base salary then in place or the average bonus received in the three years immediately preceding the termination for a termination without cause or a resignation for good reason during the 24 months following a change in control. Mr. Kramer has also agreed not to compete and not to solicit employees or customers for 12 months following termination, regardless of cause, as well as standard non-disclosure of confidential information and non-disparagement provisions.
Employment Agreement with Mr. Haddock and Mr. Tietz. On April 15, 2014, First Security and FSGBank entered into an employment agreement with Mr. Haddock. On April 15, 2014, FSGBank entered into an employment agreement with Mr. Tietz. The following terms apply to both agreement unless specified. The initial term is 24 months and automatically renews for a 12 month term if nether party has given notice of intent not to renew. The agreement sets forth a base salary of $199,620 for Mr. Haddock and $239,700 for Mr. Tietz, which is reviewed for adjustment at least annually. Each is also eligible to receive annual incentive compensation pursuant to the Company and the Bank's incentive compensation plans. Mr. Haddock is provided an automobile for personal and business use or an automobile allowance, at the discretion of the Compensation Committee. Mr. Tietz is provided an automobile allowance. Each is also eligible to receive business and professional education expenses and certain other benefit programs open to other employees. Clawbacks are provided under certain circumstances. The agreement provides for severance in the amount of 12 months of the then current base salary in the event of termination without cause or resignation for good reason if the termination occurs prior to a change in control or more than 24 months after a change in control. The agreement provides for liquidated damages in the amount of 2.25 times the sum of the then current base salary plus the lesser of 30% of the base salary then in place or the average bonus received in the three years immediately preceding the termination for a termination without cause or a resignation for good reason during the 24 months following a change in control. Each also has agreed not to compete and not to solicit employees or customers for 12 months following termination, regardless of cause, as well as standard non-disclosure of confidential information and non-disparagement provisions.
Employment Agreement with Ms. Cobb. On April 15, 2014, First Security and FSGBank entered into an employment agreement with Ms. Cobb. The initial term is 24 months and automatically renews for a 12 month term if nether party has given notice of intent not to renew. The agreement sets forth a base salary of $180,245 for Ms. Cobb, which is reviewed for adjustment at least annually. Ms. Cobb is also eligible to receive annual incentive compensation pursuant to the Company and the Bank's incentive compensation plans. Ms. Cobb is provided an automobile allowance and is eligible to receive business and professional education expenses and certain other benefit programs open to other employees. Clawbacks are provided under certain circumstances. The agreement provides for severance in the amount of 12 months of the then current base salary in the event of termination without cause or resignation for good reason if the termination occurs prior to a change in control or more than 24 months after a change in control. The agreement provides for liquidated damages in the amount of 2.00 times the sum of the then current base salary plus the lesser of 30% of the base salary then in place or the average bonus received in the three years immediately preceding the termination for a termination without cause or a resignation for good reason during the 24 months following a change in control. Ms. Cobb has also agreed not to compete and not to solicit employees or customers for 12 months following termination, regardless of cause, as well as standard non-disclosure of confidential information and non-disparagement provisions.
On April 18, 2014, First Security filed a Current Report on Form 8-K that disclosed the terms of the employment agreements and provided each agreements as exhibits. Refer to the Form 8-K for additional information and for specific definitions of key terms, including but not limited to: termination without cause; resignation for good reason; and change in control.
Tax and Accounting Considerations
First Security takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules, First Security must expense the grant-date fair value of share-based grants such as restricted stock and stock options. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In selecting appropriate incentive devices, the Committee reviews extensive modeling analyses and considers the related tax and accounting issues.
Section 162(m)(1) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and the three most highly compensated executive officers (other than the chief executive officer and the chief financial officer) of a corporation in a taxable year, except to the extent that the compensation constitutes “qualified performance-based compensation.” Payments under the 2002 Long-Term Incentive Plan and the 2012 Long-Term Incentive Plan are designed to constitute “qualified performance-based compensation.”
Section 162(m)(5) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $500,000 paid to the chief executive officer, the chief financial officer and the three most highly compensated officers (other than the chief executive officer and the chief financial officer), for so long as the Treasury retains an investment in First Security.
All of the compensation First Security paid in 2013 to the Named Executive Officers is expected to be deductible under Section 162(m). The Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of First Security.
Section 4999 of the Internal Revenue Code imposes a 20% excise tax on an executive if the executive’s total benefit upon a change in control of First Security equals or exceeds three times the executive’s five-year average taxable compensation. If the 20% excise tax is triggered, it is imposed on all change in control benefits exceeding the executive’s five-year average taxable compensation. Additionally, under Section 280G of the Internal Revenue Code, the employer forfeits the compensation deduction related to such payments. Under the terms of the salary continuation agreements, each of the Named Executive Officers is entitled, if applicable, to a tax gross-up to cover estimated excess taxes and any additional income taxes attributable to the payment of the tax gross-up. The Committee believes that providing the tax gross-up benefit properly provides the executives the full benefit of the promises contained in the salary continuation agreements, so that the compensation received by the executives after their payment of taxes equals their benefits had no excise taxes been imposed. The Committee believes any increase in non-deductible compensation will not materially adversely affect First Security.

Conclusion
First Security believes its compensation program is reasonable and competitive with compensation paid by other financial institutions of similar size. The program is designed to reward managers for strong personal, company, and share-value performance. The Committee monitors the various guidelines that make up the program and reserves the right to adjust them as necessary to continue to meet First Security and shareholder objectives.
Compensation Committee Report
The Compensation Committee of the First Security Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee has recommended to the Board of Directors that this Compensation Discussion and Analysis be included in the proxy statement and that it be incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2013 filed by First Security with the SEC.
Compensation Committee:
Carol H. Jackson (Chair)
Henchy R. Enden
William F. Grant, III
William C. Hall
Larry D. Mauldin

In accordance with and to the extent permitted by applicable law or regulation, the information contained in the foregoing Compensation Committee Report shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act and shall not be deemed to be “soliciting material” or to be “filed” with the SEC under the Securities Act or the Exchange Act.
Summary Compensation Table
The following table provides certain summary information concerning the annual and long-term compensation paid or accrued by First Security and its subsidiaries to or on behalf of First Security’s Named Executive Officers for 2013.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
D. Michael Kramer	2013	$325,000	$175,250	$466,000	$539,750	$—	$20,952	$1,526,952
President and CEO	2012	311,458	—	—	—	—	40,782	352,240
	2011	28,126	—	62,300	—	—	29,625	120,051

John R. Haddock	2013	197,996	150,250	372,800	431,800	—	7,608	1,160,454
Secretary, CFO and EVP	2012	185,448	—	36,000	—	—	6,153	227,601
	2011	176,967	—	—	—	—	7,514	184,481

Denise M. Cobb	2013	179,069	30,250	233,000	269,875	—	10,750	722,944
Chief Technology and Operations Officer and EVP	2012	167,047	—	36,000	—	—	9,780	212,827
	2011	167,500	—	—	—	—	9,462	176,962

Christopher G. Tietz	2013	238,134	150,250	372,800	431,800	—	21,476	1,214,460
Chief Credit Officer and EVP	2012	206,529	—	101,100	—	—	9,763	317,392
__________

(1)	Represents base salary.

(2)	Represents discretionary cash bonus awards.

(3)
Represents the grant date fair value of the restricted stock awards computed in accordance with FASB ASC Topic 718, using the methods and assumptions described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. The table below sets forth for each Named Executive Officer the number of shares and grant date fair value:

	Kramer	Haddock	Cobb	Tietz
2013 Shares Granted	200,000	160,000	100,000	160,000
2013 Fair Value per Share	$2.33	$2.33	$2.33	$2.33
2012 Shares Granted	—	10,000	10,000	30,000
2012 Fair Value per Share	$—	$3.60	$3.60	$3.37
2011 Shares Granted	35,000	—	—	—
2011 Fair Value per Share	$1.78	—	—	—
The shares issued in 2013 were originally subject to three-year vesting service. During 2014, the 2013 awards were amended to extend the vesting to a five-year service period. Based on the terms of the TARP Exchange, the NEOs forfeited 75% of the restricted stock awards granted in 2012 and 2011. The 2013 grants were made under the 2012 Long-Term Incentive Plan. The 2012 grants to Mr. Haddock and Ms. Cobb were made under the 1999 and 2001 Long-Term Incentive Plans. The 2012 grant to Mr. Tietz was made as an inducement in connection with his employment offer. The 2011 grant to Mr. Kramer was made as an inducement in connection with his employment.

(4)
Represents the grant date fair value of the stock options computed in accordance with FASB ASC Topic 718, using the methods and assumptions described in Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. Stock option awards during 2013 were as follows: Mr. Kramer - 500,000; Mr. Haddock - 400,000; Ms. Cobb - 250,000; and Mr. Tietz - 400,000. The 2013 grant date fair value was $1.08 per share. The following assumptions were used in the Black-Scholes methodology for the 2013 awards: expected volatility 44.09%, risk-free rate 2.00%, expected life of 6.5 years and expected dividend yield of 0.00%. No stock option awards were granted in 2012 or 2011.

(5)	Represents Non-Equity Incentive Plan Awards as defined by the SEC. First Security did not issue any Non-Equity Incentive Plan Awards to its Named Executive Officers in 2013.

(6)
Represents all other forms of compensation, including First Security's 401(k) match and perquisites provided to the Named Executive Officers (consisting of automobile allowance or business and personal use of a company car for transportation for the executive, his customers, employees and directors; social and civic club dues for networking and entertaining; relocation expenses; and business and personal use of a cell phone for accessibility to the executive). The table set forth below provides the other forms of compensation.

	Kramer	Haddock	Cobb	Tietz
2013
401(k) match	$2,550	$2,550	$2,153	$2,508
Automobile allowance/company car	$6,400	$2,437	$6,000	$9,000
Life insurance	$1,757	$201	$177	$648
Incentives related to medical insurance plans	$—	$500	$500	$500
Club dues	$8,925	$—	$—	$7,500
Cell phone	$1,320	$1,920	$1,920	$1,320
2012
401(k) match	$2,370	$1,855	$1,730	$—
Automobile allowance/company car	$9,000	$1,960	$6,000	$8,250
Life insurance	$758	$138	$130	$303
Club dues	$5,468	$—	$—	$—
Cell phone	$1,370	$2,200	$1,920	$1,210
Relocation expenses	$21,816	$—	$—	$—
2011
401(k) match	$—	$1,770	$1,735	n/a
Automobile allowance/company car	$—	$3,769	$6,000	n/a
Cell phone	$—	$1,975	$1,727	n/a
Relocation expenses	$—	$—	$—	n/a
Consulting fees prior to employment	$29,625	$—	$—	n/a

Grants of Plan-Based Awards in 2013
The following table provides information about plan-based awards granted to the Named Executive Officers during 2013.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Stock Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / share)	Grant Date Fair Value of Stock and Option Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
D. Michael Kramer	7/24/2013	n/a	n/a	n/a	n/a	n/a	n/a	200,000			$466,000
	7/24/2013	n/a	n/a	n/a	n/a	n/a	n/a		500,000	$2.33	$539,750

John R. Haddock	7/24/2013	n/a	n/a	n/a	n/a	n/a	n/a	160,000			$372,800
	7/24/2013	n/a	n/a	n/a	n/a	n/a	n/a		400,000	$2.33	$431,800

Denise M. Cobb	7/24/2013	n/a	n/a	n/a	n/a	n/a	n/a	100,000			$233,000
	7/24/2013	n/a	n/a	n/a	n/a	n/a	n/a		250,000	$2.33	$269,875

Christopher G. Tietz	7/24/2013	n/a	n/a	n/a	n/a	n/a	n/a	160,000			$372,800
	7/24/2013	n/a	n/a	n/a	n/a	n/a	n/a		400,000	$2.33	$431,800
______    ____

(1)
Represents the grant date fair value of the restricted stock awards and stock options computed in accordance with FASB ASC Topic 718, using the methods and assumptions described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. The grant date fair value for the stock options was $1.08 per share. The following assumptions were used in the Black-Scholes methodology for the stock option awards: expected volatility 44.09%, risk-free rate 2.00%, expected life of 6.5 years and expected dividend yield of 0.00%.

Outstanding Equity Awards at 2013 Fiscal Year End
The following table sets forth information concerning outstanding awards previously granted to the Named Executive Officers that were held by the Named Executive Officers at December 31, 2013.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Kramer	—	—		—	—	—	202,975	(2)	$466,843	—	—
	—	500,000	(3)	—	$2.33	7/24/2023
Haddock	—	—		—	—	—	162,500	(4)	$373,750	—	—
	—	400,000	(5)	—	$2.33	7/24/2023
	200	—		—	$95.00	12/21/2015	—		—	—	—
	500	—		—	$113.50	12/27/2016	—		—	—	—
	105	—		—	$90.80	2/27/2018	—		—	—	—
Cobb	—	—		—	—	—	102,500	(6)	$235,750	—	—
	—	250,000	(7)	—	$2.33	7/24/2023
	550	—		—	$100.00	8/29/2015	—		—	—	—
Tietz	—	—		—	—	—	167,500	(8)	$385,250	—	—
	—	400,000	(5)	—	$2.33	7/24/2023
__________

(1)	Based on the closing price of First Security's common stock (NASDAQ: FSGI) on December 31, 2013 ($2.30 per share).

(2)
As of December 31, 2013, the vesting schedule for stock for Mr. Kramer was as follows: 2,975 shares on December 28, 2014; 66,000 shares on July 24, 2014; 66,000 shares on July 24, 2015; and 68,000 shares on July 24, 2016. On February 28, 2014, Mr. Kramer consented to extend the vesting schedule for the 200,000 share restricted stock grant that occurred on July 24, 2013 from a three-year vesting schedule to a five-year vesting schedule. The amended vesting schedule is 40,000 shares per year for five years, beginning on July 24, 2014.

(3)
As of December 31, 2013, the vesting schedule for options for Mr. Kramer as as follows: 165,000 shares on July 24, 2014; 165,000 shares on July 24, 2015; and 170,000 shares on July 24, 2016. On February 28, 2014, Mr. Kramer consented to extend the vesting schedule for the 500,000 option share grant that occurred on July 24, 2013 from a three-year vesting schedule to a five-year vesting schedule. The amended vesting schedule is 100,000 shares per year for five years, beginning on July 24, 2014.

(4)
As of December 31, 2013, the vesting schedule for stock for Mr. Haddock was as follows: 1,650 shares on January 25, 2014; 850 shares on January 25, 2015; 52,800 shares on July 24, 2014; 52,800 shares on July 24, 2015; and 54,400 shares on July 24, 2016. On February 28, 2014, Mr. Haddock consented to extend the vesting schedule for the 160,000 share restricted stock grant that occurred on July 24, 2013 from a three-year vesting schedule to a five-year vesting schedule. The amended vesting schedule is 32,000 shares per year for five years, beginning on July 24, 2014.

(5)
As of December 31, 2013, the vesting schedule for options for Mr. Haddock and Mr. Tietz was as follows: 132,000 shares on July 24, 2014; 132,000 shares on July 24, 2015; and 136,000 shares on July 24, 2016. On February 28, 2014, Mr. Haddock and Mr. Tietz consented to extend the vesting schedule for the 400,000 option share grant that occurred on July 24, 2013 from a three-year vesting schedule to a five-year vesting schedule. The amended vesting schedule is 80,000 shares per year for five years, beginning on July 24, 2014.

(6)
As of December 31, 2013, the vesting schedule for stock for Ms. Cobb was as follows: 1,650 shares on January 25, 2014; 850 shares on January 25, 2015; 33,000 shares on July 24, 2014; 33,000 shares on July 24, 2015; and 34,000 shares on July 24, 2016. On February 28, 2014, Ms. Cobb consented to extend the vesting schedule for the 100,000 share restricted stock grant that occurred on July 24, 2013 from a three-year vesting schedule to a five-year vesting schedule. The amended vesting schedule is 20,000 shares per year for five years, beginning on July 24, 2014.

(7)
As of December 31, 2013, the vesting schedule for options for Ms. Cobb was as follows: 82,500 shares on July 24, 2014; 82,500 shares on July 24, 2015; and 85,000 shares on July 24, 2016. On February 28, 2014, Ms. Cobb consented to extend the vesting schedule for the 250,000 option share grant that occurred on July 24, 2013 from a three-year vesting schedule to a five-year vesting schedule. The amended vesting schedule is 50,000 shares per year for five years, beginning on July 24, 2014.

(8)
As of December 31, 2013, the vesting schedule for stock for Mr. Tietz was as follows: 52,800 shares on July 24, 2014; 52,800 shares on July 24, 2015; and 54,400 shares on July 24, 2016. On February 28, 2014, Mr. Tietz consented to extend the vesting schedule for the 160,000 share restricted stock grant that occurred on July 24, 2013 from a three-year vesting schedule to a five-year vesting schedule. The amended vesting schedule is 32,000 shares per year for five years, beginning on July 24, 2014.

2013 Options Exercise and Stock Vested

The following table sets forth information concerning the exercise of options and vesting of awards held by the Named Executive Officers during the fiscal year ended December 31, 2013.

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(2) ($)
(a)	(b)	(c)	(d)		(e)
Kramer	—	—	5,775	(2)	$13,802
Haddock	—	—	—		—
Cobb	—	—	—		—
Tietz	—	—	—		—
__________

(1)	The Named Executive Officers did not exercise any stock options during the fiscal year ended December 31, 2013.

(2)	Based on the closing price of First Security's common stock (NASDAQ: FSGI) on December 27, 2013, the last trading day prior to the vesting date of December 28, 2013 (i.e. $2.39 per share).
Non-Qualified Deferred Compensation
In 2013, the Named Executive Officers did not participate in any plan that provides for the deferral of compensation on a basis that is not tax-qualified.
Potential Payments upon Termination or Change in Control
The discussion and tables below reflect the amount of compensation payable to each of the Named Executive Officers of First Security in the event of termination of such Named Executive Officer’s employment or upon a Change in Control of First Security. The values shown in the table below assume a termination or change in control date of April 15, 2014, the effective date of the employment agreements with the Named Executive Officers. As of December 31, 2013, there were no potential payments upon a change in control or termination. The amounts do not include compensation and benefits that are provided to First Security’s general employees. We present the total amount of benefit under a voluntary termination, with incremental amounts above this level for terminations under the other scenarios or under a change in control. Additionally, the values provided in the table are estimates and would need to be verified and re-calculated if an actual termination or change in control occurred.

Name / Factors for Potential Payments	Employee Death or Disability	Involuntary Termination of Employment by First Security for Cause	Involuntary Termination of Employment by First Security without Cause	Resignation by the Employee for Good Reason	Involuntary Termination of Employment by First Security or Resignation by the Employee for Good Reason within twenty-four months following a Change in Control
D. Michael Kramer
Base Salary	$—	$—	$325,000	$325,000	$325,000
Average Bonus(1)	—	—	—	—	97,500
subtotal	$—	$—	$325,000	$325,000	$422,500
Multiplier	—	—	1.00	1.00	2.25
Aggregate Cash Payments	$—	$—	$325,000	$325,000	$950,625
Health Insurance	$—	$—	$—	$—	$13,464
Intrinsic Value of Unvested Options that Immediately Vest(2)	$—	$—	$—	$—	$—
Value of Unearned Restricted Stock that Immediately Vest(3)	$387,682	$—	$—	$—	$387,682
Total for Kramer	$387,682	$—	$325,000	$325,000	$1,351,771

John R. Haddock
Base Salary	$—	$—	$199,620	$199,620	$199,620
Average Bonus(1)	—	—	—	—	59,886
subtotal	$—	$—	$199,620	$199,620	$259,506
Multiplier	—	—	1.00	1.00	2.25
Aggregate Cash Payments	$—	$—	$199,620	$199,620	$583,889
Health Insurance	$—	$—	$—	$—	$13,968
Intrinsic Value of Unvested Options that Immediately Vest(2)	$—	$—	$—	$—	$—
Value of Unearned Restricted Stock that Immediately Vest(3)	$310,375	$—	$—	$—	$310,375
Total for Haddock	$310,375	$—	$199,620	$199,620	$908,232

Denise M. Cobb
Base Salary	$—	$—	$180,245	$180,245	$180,245
Average Bonus(1)	—	—	—	—	54,074
subtotal	$—	$—	$180,245	$180,245	$234,319
Multiplier	—	—	1.00	1.00	2.00
Aggregate Cash Payments	$—	$—	$180,245	$180,245	$468,638
Health Insurance	$—	$—	$—	$—	$8,892
Intrinsic Value of Unvested Options that Immediately Vest(2)	$—	$—	$—	$—	$—
Value of Unearned Restricted Stock that Immediately Vest(3)	$195,775	$—	$—	$—	$195,775
Total for Cobb	$195,775	$—	$180,245	$180,245	$673,305

Christopher G. Tietz
Base Salary	$—	$—	$239,700	$239,700	$239,700
Average Bonus(1)	—	—	—	—	71,910
subtotal	$—	$—	$239,700	$239,700	$311,610
Multiplier	—	—	1.00	1.00	2.25
Aggregate Cash Payments	$—	$—	$239,700	$239,700	$701,123
Health Insurance	$—	$—	$—	$—	$14,088
Intrinsic Value of Unvested Options that Immediately Vest(2)	$—	$—	$—	$—	$—
Value of Unearned Restricted Stock that Immediately Vest(3)	$319,925	$—	$—	$—	$319,925
Total for Tietz	$319,925	$—	$239,700	$239,700	$1,035,136
__________

(1)
The average bonus is the lesser of (i) thirty percent (30%) of the annual base salary or (ii) the average annual bonus paid during the prior three calendar years, commencing with the 2013 calendar year. Each received discretionary annual bonuses for 2013 in excess of 30%, therefore, the above is based on the 30% maximum.

(2)
The stock option awards do not automatically vest under any of the above scenarios, however, the awards provide that the Compensation Committee may, at its sole discretion, accelerate option vesting or provide a cash payment equal to the difference between the fair value and strike price, among other options.

(3)	The value is based on the April 15, 2014 closing price of the First Security's common stock (NASDAQ: FSGI) of $1.91 per share, the effective date of the employment agreements.
First Security has entered into separate employment agreements with each of the Named Executive Officers. Summaries of these agreements are provided in the Compensation Discussion & Analysis section of this proxy statement. The estimated payments that would be provided under these agreements upon a termination or change in control are detailed in this section.
Each Named Executive Officer’s receipt of these payments is conditioned on his fulfillment of covenants set forth in the Named Executive Officer’s employment agreement, including agreements not to solicit clients or employees and not to compete with First Security, for a period of 12 months following the termination date. The Named Executive Officers must also preserve the confidentiality of certain First Security information. Competition includes holding more than a 5% interest in a competing business, and directly or indirectly owning, managing, operating, joining, or being employed by a competing business.
Payments Made upon Termination for Cause
If First Security terminates a Named Executive Officer’s employment for “Cause,” First Security will pay the Named Executive Officer his accrued compensation and benefits as of the date of termination. Accrued amounts include unpaid salary, unused vacation, and any accrued expense reimbursements. “Cause” is defined in the employment agreement and is generally defined as the Named Executive Officer’s willful misconduct or failure to perform the responsibilities under the terms of the employment agreement. No amounts are shown in the table because no additional compensation is provided to the Named Executive Officer in the event of a termination for Cause.
Payments Made upon Voluntary Termination without Good Reason
If the Named Executive Officer terminates his employment other than for “Good Reason” (as defined in the Named Executive Officer’s employment agreement) First Security will pay the Named Executive Officer his accrued compensation and benefits. No additional compensation will be paid upon voluntary termination by the Named Executive Officer.
Payments Made upon Termination for Good Reason by the Employee or without Cause by the Company (not associated with a Change in Control)
If First Security terminates a Named Executive Officer’s employment without Cause (as defined in the Named Executive Officer’s employment agreement) or the Named Executive Officer terminates his employment for “Good Reason” (defined as a material reduction in the base salary, an involuntary relocation in excess of 50 miles, or a material breach of the terms of the employment agreement), he (she) will be entitled to monthly payments equal to one-twelfth the base salary in effect as of the termination date for a period of 12 months.
Payments Made upon Death or Disability
If a Named Executive Officer terminates employment due to death or disability, First Security will pay the Named Executive Officer’s their accrued compensation and benefits. All restrictions on outstanding restricted stock shall lapse and the awards shall become fully vested. Unvested stock options may be accelerated at the sole discretion of the Compensation Committee. Vested stock options will remain exercisable for one year after a death or disability termination.
Payments Made upon a Change in Control
In the event of an involuntary termination or resignation for good reason within twenty-four months following a change in control, each Named Executive Officer will be entitled to 2.25 times (2.00 times for Ms. Cobb) the sum of the then annual base salary plus the lesser of 30% of base salary or the average annual bonus paid in the three calendar years immediately preceding the termination. Additionally, each would receive reimbursement for the Employer's portion of health insurance premiums for 12 months. All unvested restricted stock would immediately vest, while all unvested stock options may be accelerated at the sole discretion of the Compensation Committee or Board of Directors.

PROPOSAL TWO:
NON-BINDING RESOLUTION APPROVING COMPENSATION
OF FIRST SECURITY’S EXECUTIVE OFFICERS

General

Pursuant to Section 14A of the Exchange Act and its related implementing regulations, the Company is providing its shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executives Officers as it is described in this proxy statement. The Board of Directors and management believe that the compensation paid to the Named Executive Officers as disclosed in this proxy statement is reasonable and competitive.
Shareholders are encouraged to carefully review the “Executive Compensation” and “Compensation Discussion and Analysis” sections of this Proxy Statement for a detailed discussion of First Security’s executive compensation program.
This vote by shareholders (i) is not binding on the Board of Directors of First Security, (ii) is not to be construed as overruling any decision by our Board of Directors; and (iii) does not create or imply any additional duties by our Board of Directors. This proposal, commonly known as a “Say on Pay” proposal, gives First Security’s shareholders the opportunity to endorse or not endorse First Security’s executive pay program and policies through the following resolution:
“Resolved, the shareholders of First Security approve the compensation of First Security’s executives, as disclosed pursuant to the compensation disclosure rules of the SEC.”
Vote Required to Approve Proposal
The adoption of the non-binding resolution approving the compensation of First Security’s executive officers as disclosed requires approval by the affirmative vote of the holders of shares of common stock representing a majority of the votes cast at the Annual Meeting. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.
Shareholders will have the opportunity to vote on the compensation of our executives again at next year’s annual meeting. At our 2013 annual meeting, shareholders approved a non-binding resolution to hold future votes on an annual basis. In response, the Board of Directors adopted a policy to hold annual advisory votes on executive compensation until the next vote on the frequency of such advisory votes, which will occur no later than the 2019 annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE NON-BINDING RESOLUTION APPROVING THE COMPENSATION OF FIRST SECURITY’S EXECUTIVE OFFICERS.

PROPOSAL THREE:
RATIFICATION OF APPOINTMENT OF REGISTERED PUBLIC ACCOUNTING FIRM
General
The Audit and Enterprise Risk Management Committee has approved the engagement of Crowe Horwath LLP as First Security’s independent registered public accounting firm for the fiscal year ended December 31, 2014. Crowe Horwath LLP has advised First Security that neither the firm nor any of its principals has any direct or material interest in First Security or FSGBank except as auditors and independent public accountants of First Security and FSGBank.
A representative of Crowe Horwath LLP is expected to be present at the Annual Meeting and will be given the opportunity to make a statement on behalf of the firm if he or she so desires. A representative of Crowe Horwath LLP is also expected to respond to appropriate questions from shareholders
Audit and Enterprise Risk Management Committee Report
First Security’s audit committee matters have been handled by the Audit and Enterprise Risk Management Committee, which is currently comprised of William F. Grant, III (Chair), Henchy R. Enden, Adam G. Hurwich, Kelly P. Kirkland, Larry D. Mauldin and Robert R. Lane. Ralph L. Kendall served on the Audit and Enterprise Risk Management Committee prior to his retirement on March 19, 2013. All members of the Audit and Enterprise Risk Management Committee are independent directors under the NASDAQ independence standards. In addition to being independent directors, each member of the Audit and Enterprise Risk Management Committee meets the heightened independence standards required of audit committee members by NASDAQ Listing Rule 5605(c)(2). The Board of Directors has determined that Mr. Grant meets the criteria specified under applicable SEC regulations for an “audit committee financial expert.” In addition, the Board believes that all of the Audit and Enterprise Risk Management Committee members have the financial knowledge, business experience and independent judgment necessary for service on the Audit and Enterprise Risk Management Committee.
The Audit and Enterprise Risk Management Committee monitors First Security’s financial reporting process on behalf of the Board of Directors. This report reviews the actions taken by the Committee with regard to First Security’s financial reporting process during its 2013 fiscal year and particularly with regard to First Security’s audited consolidated financial statements as of December 31, 2013 and 2012 and for the three years ended December 31, 2013.
First Security’s management has the primary responsibility for First Security’s financial statements and reporting process, including the systems of internal controls. First Security’s independent auditors are responsible for performing an independent audit of First Security’s consolidated financial statements in accordance with standards established by the Public Company Accounting Oversight Board (United States) and issuing a report on First Security’s consolidated financial statements. The Audit and Enterprise Risk Management Committee’s responsibility is to monitor the integrity of First Security’s financial reporting process and system of internal controls and to monitor the independence and performance of First Security’s independent auditors and internal auditors.
The Audit and Enterprise Risk Management Committee believes that it has taken the actions it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit and Enterprise Risk Management Committee’s charter. To carry out its responsibilities, the audit committee met six times during 2013.
In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements included in First Security’s Annual Report on Form 10-K for the year ended December 31, 2013, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The Committee also reviewed and discussed with First Security’s independent auditors, Crowe Horwath LLP, their judgments as to the quality (rather than just the acceptability) of First Security’s accounting principles, and such other matters as are required to be discussed by Auditing Standard No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board as part of Rule 3200T. In addition, the Committee discussed with Crowe Horwath LLP its independence from management and First Security, and has received the written disclosures and the letter from Crowe Horwath LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Enterprise Risk Management Committee concerning independence. The Committee also considered whether the provision of services during 2013 by Crowe Horwath LLP that were unrelated to its audit of the financial statements referred to above, and to their reviews of First Security’s interim financial statements during 2013, is compatible with maintaining Crowe Horwath LLP’s independence.
Additionally, the Committee discussed with First Security’s internal and independent auditors the overall scope and plan for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of First Security’s internal controls, and the overall quality of First Security’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in First Security’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC. The Committee believes that, at this time, nothing has come to its attention that impairs Crowe Horwath LLP’s independence or their ability to provide quality professional audit services, and therefore recommends to the Board that First Security retain Crowe Horwath LLP as First Security’s independent auditors for 2014.
Audit and Enterprise Risk Management Committee:
William F. Grant, III (Chair)
Henchy R. Enden
Adam G. Hurwich
Kelly P. Kirkland
Larry D. Mauldin
Robert R. Lane
April 30, 2014
In accordance with and to the extent permitted by applicable law or regulation, the information contained in the foregoing Audit and Enterprise Risk Management Committee Report shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act and shall not be deemed to be “soliciting material” or to be “filed” with the SEC under the Securities Act or the Exchange Act.
Audit Fees
Crowe Horwath LLP serves as First Security’s principal accountant. The following table sets forth fees for professional audit and quarterly review services rendered by Crowe Horwath LLP, for the years ended December 31, 2013 and 2012. No other fees were billed to us by Crowe Horwath LLP during these periods.

	2013	2012
Audit Fees (1)	$505,510	$377,700
Audit-Related Fees (2)	22,500	21,500
Total Fees	$528,010	$399,200

(1)
Audit Fees consist of fees billed for professional services rendered in connection with the audit of the Company's consolidated financial statements, review of periodic reports and other documents filed with the SEC, including quarterly financial statements included in Forms 10-Q and services normally provided in connection with statutory or regulatory filings or engagements. For 2013, Audit Fees also includes professional services rendered in connection with various registration statements, comfort procedures and consents, primarily related to First Security's Recapitalization.

(2)
Audit-Related Fees consist of assurance and other services that are related to the performance of the audit or quarterly review of the company's consolidated financial statements. The audit-related fees primarily relate to the audit of the company's financial statements related to its employee benefit plan. Such fees include attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards.

The Board of Directors of First Security has considered whether the provision of services during 2013 by Crowe Horwath LLP that were unrelated to its audit of First Security’s financial statements or its reviews of First Security’s interim financial statements during 2013 is compatible with maintaining Crowe Horwath LLP’s independence. The services provided by the independent auditors were pre-approved by the Audit and Enterprise Risk Management Committee to the extent required under applicable law and in accordance with the provisions of the committee’s charter. The Committee requires pre-approval of all audit and allowable non-audit services.

RELATED PARTY TRANSACTIONS
Policy
First Security recognizes that related party transactions may raise questions among shareholders as to whether those transactions are consistent with the best interests of First Security and our shareholders. It is First Security’s policy to enter into or ratify related party transactions only when the Board of Directors, acting through the Corporate Governance and Nominating Committee, determines that the related party transaction in question is in, or is not inconsistent with, the best interests of First Security and our shareholders, including but not limited to situations where First Security may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when First Security provides products or services to related parties on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, First Security has adopted a formal written policy, summarized below, for the review, approval or ratification of related party transactions.
For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect material interest, other than (1) transactions available to all employees or customers generally, (2) transactions involving less than $100,000 when aggregated with all similar transactions, or (3) loans made by FSGBank in the ordinary course of business, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties.
Under the policy, any related party transaction must be reported to the Chief Financial Officer and the Corporate Governance and Nominating Committee and may be consummated or may continue only (1) if the Corporate Governance and Nominating Committee approves or ratifies such transaction and the committee believes that the transaction is in the best interests of First Security and our shareholders, or (2) if the transaction involves compensation that has been approved by the Corporate Governance and Nominating Committee and reported as required by the securities laws in the Proxy Statement to shareholders.
The current policy was formalized and approved by our Board of Directors in September 2011. The Board of Directors or the Committee will review and may amend this policy from time to time.
Loans and Other Banking Relationships
First Security and FSGBank have completed banking and other business transactions in the ordinary course of business with directors and officers of First Security and their affiliates, including members of their families, corporations, partnerships or other organizations in which such directors and officers have a controlling interest. These transactions take place on substantially the same terms as those prevailing at the same time for comparable transactions with unrelated parties. In the case of all such related party transactions, each transaction was either approved by the Audit and Enterprise Risk Management Committee of the Board of Directors or by the Board of Directors. We expect we will continue to engage in similar banking and business transactions in the ordinary course of business with our directors, executive officers, principal shareholders and their associates in the future.
From time to time, FSGBank will extend loans to the directors and officers of First Security and their affiliates. Historically, all such loans were: (i) made in the ordinary course of business; (ii) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to First Security, and did not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2013, there were no loans extended to any director or Named Executive Officer of First Security.
Triumph Engagement
On April 28, 2011, First Security engaged Triumph to provide strategic advisory services to First Security pursuant to the Engagement Agreement. Mr. Keller, a director of First Security until his resignation on May 13, 2013, is also a Managing Director of Triumph. First Security has paid Triumph $140,000 in 2012 and $40,000 in 2013. The Engagement Agreement expired on April 28, 2013.
Other Related Party Transactions
Under SEC regulations, First Security is required to disclose any transaction occurring in the last fiscal year, or any transaction that is currently proposed, in which First Security was or is a participant, the amount involved exceeds $120,000, and any related person of First Security had a direct or indirect material interest. First Security did not engage in any transactions that require disclosure.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of April 15, 2014 by (1) each of our current directors and director nominees; (2) each of our named executive officers; (3) all of our present executive officers and directors as a group; and (5) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding common stock, based on the most recent Schedules 13G and 13D Reports filed with the SEC and the information contained in those filings. Unless otherwise indicated, the address for each person included in the table is 531 Broad Street, Chattanooga, Tennessee 37402. Fractional shares as a result of our dividend reinvestment plan have been rounded to the nearest share for presentation purposes.
For purposes of this table, “beneficial ownership” has been determined in accordance with the rules issued under the Exchange Act, pursuant to which a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose or to direct the disposition of the security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within 60 days from April 15, 2014.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Shares Beneficially Owned (2)
Directors:
Henchy R. Enden	500	(3)	*
William F. Grant, III	44,309	(4)	*
William C. Hall	16,968	(5)	*
Adam G. Hurwich	1,000	(6)	*
Carol H. Jackson	80,168	(7)	*
Kelly P. Kirkland	18,347	(8)	*
D. Michael Kramer	366,848	(9)	*
Robert R. Lane	21,950	(10)	*
Larry D. Mauldin	208,650	(11)	*

Named Executive Officers, who are not also Directors:
Denise M. Cobb	123,050	(12)	*
John R. Haddock	243,795	(13)	*
Christopher G. Tietz	250,053	(14)	*

All Current Directors and Executive Officers, as a Group (12 persons):	1,375,638	(15)	2.06%

5% Shareholders:
GF Financial II, LLC	6,080,000	(16)	9.12%
MFP Partners, L.P.	6,080,000	(17)	9.12%
Ulysses Partners, L.P.	6,000,000	(18)	9.00%
Forest Hill Capital LLP	4,408,847	(19)	6.61%
EJF Capital LLC	4,391,481	(20)	6.59%
* Less than 1% of outstanding shares.

(1)	Some or all of the shares may be subject to margin accounts.

(2)
The percentage of our common stock beneficially owned was calculated based on 66,650,376 shares of common stock issued and outstanding as of April 15, 2014. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of our common stock held by such shareholder or group and exercisable within 60 days of April 15, 2014.

(3)	All shared directly owned by Ms. Enden.

(4)	Includes 1,650 shares that Mr. Grant has the right to acquire by exercising options that are exercisable within 60 days after April 15, 2014. All other shares directly owned by Mr. Grant.

(5)	Includes 1,950 shares that Mr. Hall has the right to acquire by exercising options that are exercisable within 60 days after April 15, 2014. All other shares directly owned.

(6)	All shares directly owned by Mr. Hurwich.

(7)
Includes 666 shares owned by Ms. Jackson's spouse and 509 shares owned by an IRA for the benefit of Ms. Jackson; also includes 5,370 shares that Ms. Jackson has the right to acquire by exercising options that are exercisable with 60 days after April 15, 2014. All other shares directly owned.

(8)	Includes 1,650 shares that Ms. Kirkland has the right to acquire by exercising options that are exercisable within 60 days after April 15, 2014. All other shares directly owned by Ms. Kirkland.

(9)	Includes 31,098 shares held in First Security's 401(k) plan and also include 202,975 shares subject to restricted stock awards. All other shares directly owned by Mr. Kramer.

(10)	Includes 1,650 shares that Mr. Lane has the right to acquire by exercising options that are exercisable within 60 days after April 15, 2014. All other shares directly owned by Mr. Lane.

(11)	Includes 1,650 shares that Mr. Mauldin has the right to acquire by exercising options that are exercisable within 60 days after April 15, 2014. All other shares directly owned by Mr. Mauldin.

(12)
Includes 100,850 shares subject to restricted stock awards. Additionally, Ms. Cobb has the right to acquire 550 shares by exercising options that are exercisable within 60 days after April 15, 2014. All other shares directly owned.

(13)
Includes 9,490 shares held in First Security's 401(k) plan and also includes 160,850 shares subject to restricted stock awards. Additionally, Mr. Haddock has the right to acquire 805 shares by exercising options that are exercisable within 60 days after April 15, 2014. All other shares directly owned.

(14)	Includes 1,634 shares owned by a trust controlled by Mr. Tietz and also includes 162,550 shares subject to restricted stock awards. All other shares directly owned.

(15)	Includes 15,275 shares that the owner has the right to acquire by exercising options that are exercisable within 60 days after April 15, 2014

(16)
GF Financial II, LLC a Delaware limited liability company (“GFF II”), is the record holder of the shares indicated. Diaco Investments, L.P., is a Delaware limited partnership and 100% owner of GFF II (“Diaco”), Siget, LLC, is a Delaware limited liability company and general partner of Diaco (“Siget”), Simon Glick is a managing member of Siget and Seymour Pluchenik is a managing member of Siget. Each of the foregoing may be deemed to share voting and dispositive power with respect to the shares held by GFF II. The address of each GFF II affiliate is 810 Seventh Avenue, 28th Floor, New York, New York 10019.

(17)
MFP Partners, LP, a Delaware limited partnership (“MFP”), is the record holder of the shares indicated. MFP Investors LLC, a Delaware limited liability company, is the general partner of MFP (“MFP Investors”), and Michael F. Price is the managing partner of MFP and the managing member and controlling person of MFP Investors (the “MFP Reporting Persons”). Due to their respective relationships with MFP and each other, each of the MFP Reporting Persons may be deemed to share voting and dispositive power with respect to the shares presented. The address of the MFP Reporting Persons is 667 Madison Avenue, 25th Floor, New York, New York 10065.

(18)
Ulysses Management LLC is a Delaware limited liability company (“Ulysses Management”), Ulysses Partners, L.P., is a Delaware limited partnership (“Ulysses Partners”), Ulysses Offshore Fund, Ltd, is an exempted company incorporated and existing under the laws of the Cayman Islands (“Ulysses Offshore”), Joshua Nash LLC, is a Delaware limited liability company (“Nash LLC”), and Joshua Nash is a United States citizen. Ulysses Management, in its capacity as investment manager, may be deemed to share voting and investment power over the 5,130,000 shares beneficially owned by Ulysses Partners and the 870,000 shares beneficially owned by Ulysses Offshore, Nash LLC, as the managing general partner of Ulysses Partners, may be deemed to share voting and investment power over the 5,130,000 shares beneficially owned by Ulysses Partners, and Mr. Nash, as an executive of Ulysses Management, the sole member of Nash LLC and the President of Ulysses Offshore, may be deemed to share voting and investment power over the 6,000,000 shares beneficially owned by Ulysses Management and the 5,130,000 shares beneficially owned by Ulysses Partners and Ulysses Offshore. The address of each Ulysses Management affiliate is c/o Ulysses Management LLC, One Rockefeller Plaza, New York, New York 10020.

(19)
Forest Hill Capital, LLC is a Delaware limited liability company (“Forest Hill”) and Mark Lee is a United States citizen.  Forest Hill, in its capacity as the managing general partner of Forest Hill Select Fund, L.P., may be deemed to share voting and investment power over the 1,517,429 shares owned by Forest Hill Select Fund, L.P.  Forest Hill, in its capacity as the managing general partner of Forest Hill Strategic Value Fund, L.P., may be deemed to share voting and investment power over the 252,118 shares owned by Forest Hill Strategic Value Fund, L.P.  Forest Hill, in its capacity as the investment advisor of Parkin Oak LLC, may be deemed to share voting and investment power over the 951,634 shares beneficially owned by Parkin Oak, LLC.  Forest Hill, in its capacity as investment manager, may be deemed to share investment power over the 1,391,323 shares owned by a managed account for which it does not have voting power.  Forest Hill, in its capacity as investment manager, may be deemed to share voting and investment power over the 296,343 shares owned by a managed account.  Mr. Lee, as the principal of Forest Hill, may be deemed to share beneficial ownership of the shares of common stock over which Forest Hill may share beneficial ownership.  The address of Forest Hill and each of its affiliates is 100 Morgan Keegan Dr., Suite 430, Little Rock, Arkansas 72202.

(20)
Each of EJF Debt Opportunities Master Fund, L.P., EJF Debt Opportunities Master Fund II, LP, EJF Financial Services Fund, LP and EJF Financial Opportunities Master Fund, LP is the record owner of the shares indicated. EJF Debt Opportunities GP, LLC serves as the general partner and investment manager of EJF Debt Opportunities Master Fund, L.P. and may be deemed to share beneficial ownership of the shares of Common Stock of which EJF Debt Opportunities Master Fund, L.P. is the record owner. EJF Debt Opportunities II GP, LLC serves as the general partner and investment manager of EJF Debt Opportunities Master Fund II, LP and may be deemed to share beneficial ownership of the shares of common stock of which EJF Debt Opportunities Master Fund II, LP is the record owner. EJF Financial Services GP, LLC serves as the general partner and investment manager of EJF Financial Services Fund, LP and may be deemed to share beneficial ownership of the shares of common stock of which EJF Financial Services Fund, LP is the record owner. EJF Financial Opportunities GP, LLC serves as the general partner of EJF Financial Opportunities Master Fund, LP and may be deemed to share beneficial ownership of the shares of common stock of which EJF Financial Opportunities Master Fund, LP is the record owner. EJF Capital LLC is the sole member and manager of each of EJF Debt Opportunities GP, LLC, EJF Debt Opportunities II GP, LLC, EJF Financial Services GP, LLC and EJF Financial Opportunities GP, LLC, and may be deemed to share beneficial ownership of the shares of common stock of which such entities may share beneficial ownership. EJF Capital LLC also serves as the investment manager of EJF Financial Opportunities Master Fund, LP and certain managed accounts and consequently may be deemed to share beneficial ownership of the shares held of record by EJF Financial Opportunities Master Fund, LP , 8267561 Canada, Inc. and HHMI VII, LLC. Emanuel J. Friedman is the controlling member of EJF Capital LLC and may be deemed to share beneficial ownership of the shares of common stock over which EJF Capital LLC may share beneficial ownership. The address of each EJF affiliate is 2107 Wilson Boulevard, Suite 410, Arlington, VA 22201.

The following table sets forth information regarding our equity compensation plans under which shares of our common stock are authorized for issuance. The equity compensation plans maintained by us are the First Security Group, Inc. Second Amended and Restated 1999 Long-Term Incentive Plan, the First Security Group, Inc. 2002 Long-Term Incentive Plan, as amended, and the First Security Group, Inc. 2012 Long-Term Incentive Plan. All data is presented as of December 31, 2013.

	Number of securities to be issued upon exercise of outstanding options and vesting of restricted awards	Weighted-average exercise price of outstanding options	Number of shares remaining available for future issuance under the Plans (excludes outstanding options)
Equity compensation plans approved by security holders	3,159,156	$3.35	3,219,275
Equity compensation plans not approved by security holders	—	—	—
Total	3,159,156	$3.35	3,219,275
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires First Security’s directors and executive officers, and persons who own more than 10% of First Security common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of First Security. Directors, executive officers and greater than 10% shareholders are required by regulation to furnish First Security with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of these reports and certifications from our directors and officers, all of our directors and executive officers complied with all applicable Section 16(a) filing requirements during 2013, except that Carol Jackson filed one late Form 4 reporting one transaction. The reportable transaction occurred on September 27, 2013 but was not reported until October 2, 2013. In regard to beneficial owners of more than 10% of outstanding shares of common stock, we are not aware that any person beneficially owns more than 10% of our common stock.
CODE OF ETHICS
The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all employees, officers, and directors of First Security and its subsidiaries. The purpose of the Code of Business Conduct and Ethics is to confirm the Company’s commitment to conduct its affairs with the highest standards of integrity and in compliance with all applicable laws, rules and regulations. The Code of Business Conduct and Ethics is available on our website, www.FSGBank.com.
SHAREHOLDER PROPOSALS AND SHAREHOLDER COMMUNICATIONS
Shareholder Proposals for the 2015 Annual Meeting
To be considered for inclusion in next year’s proxy statement, all shareholder proposals must comply with applicable laws and regulations, including SEC Rule 14a-8, as well as First Security’s bylaws, and must be delivered in writing to the Corporate Secretary of First Security at its principal executive offices at 531 Broad Street, Chattanooga, Tennessee 37402, no later than 120 days before the one-year anniversary date that First Security released this Proxy Statement to shareholders for the 2014 Annual Meeting of Shareholders.
In accordance with our bylaws and subject to applicable laws and regulations promulgated by the SEC, a shareholder may nominate persons for election as directors. If the officer presiding at the Annual Meeting determines that a nomination was not made in accordance with the bylaws, the nomination may be disregarded. The bylaws require written notice to the Corporate Secretary of First Security of the nomination be received at our principal executive offices at least 60 days prior to the date of the Annual Meeting, assuming the meeting will be held the same date as the prior year’s Annual Meeting, or at least 60 days prior to the date of the Annual Meeting for that year provided that we have publicly announced the Annual Meeting date at least 75 days in advance. The notice must set forth:

(1)	the name, age, business address and residence address of all individuals nominated;

(2)	the principal occupation or employment of all individuals nominated;

(3)	the class and number of shares of First Security that are beneficially owned by all individuals nominated;

(4)
any other information relating to all individuals nominated that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A of the Exchange Act, and the SEC’s rules and regulations thereunder and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of First Security are traded;

(5)	the name and record address of the nominating shareholder; and

(6)	the class and number of shares of First Security which are beneficially owned by the nominating shareholder.
With respect to other shareholder proposals, pursuant to SEC Rule 14a-4(c)(1), if the proponent of a shareholder proposal fails to notify the Company at least 45 days prior to the month and day of mailing the prior year’s proxy statement, the proxies of the Company’s management would be permitted to use their discretionary authority at the Company’s next Annual Meeting of Shareholders if the proposal were raised at the meeting without any discussion of the matter in the proxy statement. For purposes of the Company’s 2015 Annual Meeting of Shareholders, the deadline is March 15, 2015.

Shareholder Communications
Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, by sending it to First Security Group, Inc., Attn: Secretary of the Board, 531 Broad Street, Chattanooga, Tennessee 37402. The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.
Householding
As permitted by applicable law, we may deliver only one copy of this Proxy Statement to shareholders residing at the same address unless the shareholders have notified us of their desire to receive multiple copies of the Proxy Statement. This is known as “householding.” We do this to reduce costs and preserve resources.
Upon oral or written request, we will promptly deliver a separate copy of the Proxy Statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to the Secretary of the Board. You may contact our Secretary of the Board at (423) 266-2000, by mail at First Security Group, Inc., Attn: Secretary of the Board, 531 Broad Street, Chattanooga, Tennessee 37402.

OTHER MATTERS
Management of First Security does not know of any matters to be brought before the Annual Meeting other than those described above. If any other matters properly come before the Annual Meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.
ANNUAL REPORT ON FORM 10-K
A copy of our 2013 Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the financial statements and notes thereto are being mailed to shareholders of record along with this Proxy Statement.
We have provided to each person solicited hereby a copy of our 2013 Annual Report on Form 10-K filed with the SEC (including the financial schedules thereto but without the exhibits) as part of our Annual Report to Shareholders. We will furnish any exhibit to our Annual Report on Form 10-K to any person solicited hereby upon written request and payment of a reasonable fee as we may specify to cover our expenses in providing the exhibits. Requests may be addressed to First Security Group, Inc., Attn: Secretary of the Board, 531 Broad Street, Chattanooga, Tennessee 37402.
Our Annual Report on Form 10-K, including exhibits, is also accessible from our corporate website, www.FSGBank.com. This website also contains our other filings with the SEC, including but not limited to our quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to these or other reports. These reports are accessible soon after we file them with the SEC.
By Order of the Board of Directors,
/s/ D. Michael Kramer
D. Michael Kramer
Chief Executive Officer and President

April 30, 2014

REVOCABLE PROXY
FIRST SECURITY GROUP, INC.

REVOCABLE PROXY BY AND ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 18, 2014

The undersigned hereby appoints D. Michael Kramer and John R. Haddock, or either of them, each with full power of substitution, as Proxies to vote all shares of the $0.01 par value common stock of First Security Group, Inc. (“First Security”) that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held Wednesday, June 18, 2014, at 2:00 p.m., local time, at the Chattanooga Convention Center located at 1100 Carter Street, Chattanooga, Tennessee, and at any postponement or adjournment thereof.

The Proxies will vote on the proposals set forth in the notice of annual meeting and proxy statement as specified on this proxy and are authorized to vote at their discretion as to any other business which may come properly before the meeting. If a vote is not specified, the Proxies will vote for approval of the proposals.

The Board of Directors recommends a vote “FOR” the following proposals:

1.    Election of Directors. To elect Henchy R. Enden, William F. Grant, III, William C. Hall, Adam G. Hurwich, Carol H. Jackson, Kelly P. Kirkland, D. Michael Kramer, Robert R. Lane, and Larry D. Mauldin as directors, each to serve until First Security's 2015 Annual Meeting of Shareholders and until their successors are elected and qualified.

For _____            Withhold _____                For All Except _____

INSTRUCTION: To withhold authority to vote for any individual nominees, mark "For All Except" above and write such nominees' names in the space provided below.

______________________________________________________________________________________________________________________________________________________________________________________________________

2.    Advisory Vote on Executive Compensation. To adopt a non-binding resolution approving the compensation of First Security's executives as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

For _____            Against _____                Abstain _____

3.    Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Crowe Horwath LLP, as the independent registered public accounting firm for First Security for the fiscal year ending December 31, 2014.

For _____            Against _____                Abstain _____
___________________________________________________________________________________________________

COMMON SHARES: __________
ACCOUNT NUMBER: _________

THIS PROXY IS SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

Please be sure to sign and date this Proxy in the box below.

Date _____________________

Shareholder sign above            Co-holder (if any) sign above
___________________________________________________________________________________________________

Detach above card, mark, sign, date and return in the envelope furnished.